EXHIBIT 2.3
                                                                     -----------



     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER SUCH ACT AND APPLICABLE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                       ZAP

                           CONVERTIBLE PROMISSORY NOTE

ONE MILLION DOLLARS                                       Santa Rosa, California

$1,000,000                                                        April 12, 2004

     ZAP, a California corporation (the "Company"), the principal office of which is located at 501 Fourth Street, Santa Rosa, California 95401, for value received hereby promises to pay to Jeffrey G. Banks and Karen A. Banks, as Trustees of the Banks Living Trust, or its registered assigns, the sum of One Million Dollars ($1,000,000), or such other amount as shall then equal the outstanding principal amount hereof and all accrued interest.

     The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

     1. DEFINITIONS. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

     (i) "Company" includes any person or entity that shall succeed to or assume the obligations of the Company under this Note.

     (ii) "Holder," shall mean any person who is an accredited investor (as defined in Regulation D under the Securities Act of 1933, as amended (the "1933 Act")), and who shall at the time be the registered holder of this Note.

     (iii) "Underlying Shares" means any shares of the Company's common stock which are issuable upon conversion of the Series A-2 Preferred Stock issued in connection with this Note.

     2. INTEREST. Until all outstanding principal and interest on this Note shall have been converted into shares of Series A-2 Preferred Stock in full, simple interest on the unpaid principal balance of this Note shall accrue from the date hereof at the rate of 1.47% per annum, compounded annually.

     3. CONVERSION.

     3.1 CONVERSION. The entire outstanding principal amount and all outstanding accrued interest of this Note shall be converted into shares of Series A-2 Preferred Stock on or after November 1, 2004 at the Holder's election. The number of shares of Series A-2 Preferred Stock into which this Note will be converted ("Conversion Shares") pursuant to this SECTION 3.1 shall be determined by dividing the outstanding aggregate principal amount together with all outstanding accrued interest as of the date of conversion by $500 (the "Conversion Price"), as may be adjusted for any stock split, combination, reorganization, reclassification, consolidation or merger. The Series A-2 Preferred Stock shall have the rights and preferences as set forth in the Certificate of Determination of Rights, Preferences, Privileges, and Restrictions of Series A-2 Preferred Stock substantially in the form attached hereto as EXHIBIT A.

     3.2 AUTOMATIC CONVERSION. In the event that Holder has not converted this Note, the Company may, in its sole discretion, elect to convert this Note in accordance with SECTION 3.1 at any time between November 1, 2004 and June 2, 2005, provided that: (i) all of the Underlying Shares have been registered (and are fully marketable and saleable without restriction) under the 1933 Act; and
(ii) the average closing price of the Company's common stock for the five (5) trading days immediately preceding the date on which the Company delivers to Holder written notice of conversion is at least $.60 per share.

     3.3 MECHANICS AND EFFECT OF CONVERSION. No fractional shares of stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal or accrued interest that is not so converted, such payment to be in the form as provided below. At its expense, the Company shall, as soon as practicable after conversion, issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of such stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable state and Federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above.

     4. REGISTRATION RIGHTS. The Company shall, at its expense, use its commercial best efforts to cause all of the Underlying Shares to be registered under the 1933 Act by November 13, 2004.

     5. DUE DATE. Provided that this Note has not been converted, Company shall pay Holder the entire principal amount and all accrued interest due hereunder in lawful money of the United States, in immediately available funds by June 1, 2005.

     6. ASSIGNMENT. Subject to the restrictions on transfer described in SECTION 8 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors and assigns of the parties.

     7. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

     8. TRANSFER OF THIS NOTE OR SECURITIES ISSUABLE ON CONVERSION HEREOF. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any Federal or state law then in effect). Promptly upon receiving such written notice and opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

     9. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed with confirmation of receipt by telephone or if mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered, faxed, or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

     10. NO STOCKHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

     12. HEADING; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

ZAP                                         Banks Living Trust


BY: /s/ Steven Schneider                    BY: /s/ Jeffrey G. Banks
    -------------------------                   -----------------------------
    Steven Schneider,                       Name: Jeffrey G. Banks, Trustee
    Chief Executive Officer                 Address:

                                    EXHIBIT A
                                    ---------

                         Certificate of Determination of
              Rights, Preferences, Privileges, and Restrictions of
                           Series A-2 Preferred Stock
                                 (see attached)